Exhibit 10.1

Agreement for Operation and Sale of Digital Wallets

Made and signed on 5.12.2019 in Tel Aviv

Between:
1.	Hold Me Ltd. private company number: 513933218 Of 30 Golomb Street Nes Ziona (Hereinafter referred to has: “Hold Me”), first party,

And:
2.	Galileo Tech Ltd., public company number: 520043001 Of 9 Masada Street, Bnei Brak (Hereinafter referred to as: “Galileo”), second party

Whereas;
Hold Me developed, among other things, the technology for all its various parts (as defined below), and has agreements and business activities that allow it to offer credit card transaction services to businesses (concentrator) in Israel;

And whereas;	the parties wish to collaborate and allow Galileo to act to commercialize the technology exclusively in Israel, and unexclusively abroad;

And whereas;
Galileo maintains the connections and abilities to operate and implement the technology commercially in Israel, and for this purpose it wishes to receive, for itself and/or a subsidiary to be established by it (hereinafter jointly and separately referred to as: “Galileo”), rights which will allow it to use, develop, market, and distribute applications, services and products that will be developed based on the technology in Israel, according to the below detailed conditions;

And whereas;	the parties wish to settle their rights and obligations in this agreement;

Therefore, the following was agreed upon and stipulated between them:

1.	The preface to the agreement and its appendixes, the language of the agreement and paragraph titles

1.1	The preface to this agreement and all of its appendixes constitute an inseparable part thereof.

1.2	The aforementioned in masculine form and feminine form are interchangeable. The aforementioned in singular form and plural form are interchangeable, all in accordance with the context ;

1.3	The titles of the paragraphs are for convenience only, and shall not be construed as interpreting this agreement;

2.	Definitions

The technology
Each of the below detailed and all of them jointly, as relevant, in their state on the day of the signing of this agreement and including routine updates made from time to time, as relevant:

a.          Payment application systems and digital wallets
b.          A system for connecting payment applications and digital wallets (clearing house)
c.          Developed applications

In addition, Galileo will be entitled to use the available developments that are the subject of Appendix A of the agreement, insofar as they will be developed.

It is hereby clarified that any other technology developed and/or to be developed by the company which is not a derivative or completion of the technology relevant to this agreement is not, and shall not be subject to this agreement.

Systems for payment applications and digital wallets
Systems that enable development of payment applications and/or digital walls for banks, brands, retailers, and other entities.

http://www.webank.co.il/apidoc/index.html
https://sw-docs.serverlessbanking.com/

System for connecting payment applications and digital wallets (clearing house)
Communications protocol and system that enables connection/clearance/money transfers between various digital wallets (whether developed or to be developed by Hold Me or by a third party), as well as connection of various digital wallets to business registers.
https://peypos-docs.serverlessbanking.com/

Applications	Pey application, Peystation application, and Kiss application developed by Hold Me.

3.	Declarations and obligations of the parties

3.1	Galileo declares and undertakes as follows:

3.1.1	That it has the financial and legal capacity to sign this agreement and enter into the aforementioned contract and fulfill its obligations as detailed in this agreement.

3.1.2	That it chose to enter into this contract based on its review of the relevant market and its ability to act for the commercialization of the technology in Israel.

3.1.3
That it hereby undertakes to carry out any activity required for the execution of this agreement, the completion of the transaction and its execution, and to refrain from committing any deed and/or action that may hinder this transaction and/or its completion. This includes its undertaking to sign any document, approval, agreement, notice, protocol etc. required for the completion of the transaction, and it undertakes to act in the framework of its authorized bodies and/or of the company that will be established for the approval of the transaction, complete it and/or execute it in any way, decision, assembly, meeting, approval, etc. required for this purpose.

3.2	Hold Me declares and undertakes as follows:

3.2.1	That it is the lawful owner of the technology and all intellectual property rights derived from the technology.

3.2.2	That all of the aforementioned technology was developed by it and/or for it only, and no third party has rights to it.

3.2.3
That the technology was tested and found to be operative. Notwithstanding the generality of the aforementioned, Hold Me undertakes to handle every bug and/or inadequacy between the systems for 3 months at its expense. This does not create any obligation and/or undertaking on behalf of Hold Me to provide development services for features, characterizations and/or new abilities, and insofar as they will be required, Hold Me will forward a price quote for their development to Galileo.

3.2.4
That Hold Me received a permit to provide financial services in Israel. It is hereby clarified that Hold Me has not received a final license to provide services as mentioned above, and does not know if and when it will receive this license. Hold Me has stated that it is required to issue documents, approvals, etc., at the request of the Israel Money Laundering and Terror Financing Prohibition Authority, the receipt of part of which requires investment of time and/or sums and/or work and/or employment of various experts for this purpose. To the best of Hold Me’s knowledge, as of the date of the signing of this agreement, there is no prevention to act according to the occupation permit it has received.

3.2.5
That Hold Me entered into contract with a supplier of connectors to sales registers across the country, as detailed in Appendix B of this agreement, to enable purchase from an application directly to the register. Hold Me’s contracts with this supplier provides coverage of most of the leading register companies in Israel.

3.2.6
That it has the authority and power to sign this agreement and fulfill all its obligations accordingly, and there is no prevention according to any law and/or agreement to fulfill its obligations accordingly.

3.2.7	That here is no legal and/or other prevention from entering into this contract and completing the transaction according to the details of this agreement.

3.2.8
That Hold Me hereby undertakes to carry out any activity required for the execution of this agreement, complete and execute the transaction, and refrain from committing any deed and/or action that may hinder this transaction and/or its completion. This includes Hold Me’s undertaking to sign any document, approval, agreement, notice, protocol, etc., required for the completion of the transaction.

4.	Nature of the transaction

4.1
Subject to the fulfillment of all pending warranties and the the parties’ obligations according to this agreement, Hold Me grants Galileo, and the subsidiary under the full ownership of, and which will be registered as Galileo, a license to use the technology as developed up to  the date of this agreement in its current as-is condition, as detailed below, for each of its components, for the purpose of developing services or products based on the technology, against the below detailed payment. The aforementioned license shall allow Galileo to exclusively offer various services to companies and entities operating in Israel, and unexclusively to entities operating outside of Israel.  Galileo’s activity with entities outside of Israel will be coordinated with the company, to prevent double communication, as detailed in appendix C and/or procedures of these entities.

4.2
Galileo shall be entitled to use the technology to offer services and products to third parties. Galileo will bear all expenses, costs, licenses, adjustments etc. required for the execution of the transaction, as well as all development, adjustment, maintenance, and other expenses related to it including human resources, communication, etc.

4.3	Galileo shall not be entitled to use the technology in any way whatsoever, whether by itself or through third parties with which it will enter into contract, in a manner that:

4.3.1	Violates the rights of third parties.
4.3.2	Facilitates trading in and/or businesses engaging in weapons, drugs, pornography, gambling and alcohol, except for cases agreed upon by the parties in advance and in writing.
4.3.3	Violates the privacy of any entity whatsoever.
4.3.4	Any manner that violates any law.

4.4
Notwithstanding the generality of the aforementioned in the previous paragraph, 4.3, Galileo shall bear sole responsibility for meeting the provisions of any law in relation to its business activity and/or commercialization of the technology and/or the services to be offered to any entity whatsoever including, and without detracting from the generality of the aforementioned, registration of database, maintenance of privacy, complying to the law’s provisions against money laundering, meeting the information section standards, etc.

4.5
Galileo undertakes that its commercial agreements with clients include paragraphs that stipulate that the applications, services and products developed and offered to the clients (a) shall not constitute a violation of the intellectual property, moral rights and/or the publication rights of any third party whatsoever, (b) do not include any material that is slanderous, libel, crass, pornographic, inciting or offensive (c) meet all provisions of the law and the regulations (d) do not collect or use information (including personal information) of the end users in a manner that contradicts the law, or that it was not brough to the attention of the end user (e) do not include or link to worms, viruses, spyware, advertisement software or any malicious or infiltrative software. It is hereby clarified that Galileo shall not bear the responsibility for any damage of any type whatsoever, including as detailed above, caused to its client and/or end users for a deed and/or omission not caused by Galileo, whether directly or indirectly.

4.6
Galileo undertakes that in commercial agreements signed with the client, a paragraph of undertaking on the client’s behalf will be added, and will include usage agreements between the clients and end users, indicating that all end users downloading or installing the application must agree to the license agreement for end users which (i) prohibits reverse engineering or any additional distribution of the API or the technology in any war (ii) instructs that the end user does not obtain ownership of intellectual rights to the API or the technology (iii) indicates that there are no additional representations or obligations regarding the API or the technology beyond the aforementioned in this agreement, and rules out any other liability beyond the maximum extent permitted by law, (iv) limits the liability of Hold Me to the maximum extent permitted by law, and (v) meets the provisions of all laws, regulations and rules, including online shop or market requirements, where the application is offered to the end users (such as, but not limited to, the Apple Application Store and Google Play).

4.7
Notwithstanding the explicitly aforementioned in this agreement, Galileo will prevent, and not permit any third party, to carry out (a) reverse engineering, deciphering or attempt to locate the base code of the API or the technology (b) change, adjust or create products derived from the API or the technology (c) grant secondary licenses, sell or  distribute the API or the technology, or forward the API or technology to any third party other than what was permitted explicitly in this agreement, (d) bypass all security means or access control of the API or technology, or (e) remove property rights or other notices from the API or technology.  In any case, Galileo shall not distribute any source code included in the API or the technology and shall not distribute the API or the technology as a stand-alone product.

4.8
It is hereby clarified that Galileo may forward and/or assign this agreement to any other entity whatsoever, provided that Galileo remains responsible for all obligations of this agreement and according to any law. It is hereby clarified that in the case of an assignment as mentioned above, the aforementioned in paragraph 13 shall apply to this paragraph.

4.9
It is hereby clarified that all payment components detailed in this agreement are cumulative, and do not replace each other. In addition, it is hereby clarified that all sums stipulated in this agreement do not include VAT.

4.10
It is hereby clarified that this agreement shall apply also to derived and/or related developments of Hold Me in the framework of the aforementioned technologies - unless these developments are developed for and at the request of another specific client that did not agree that the developments be forwarded to any other entity. However, it is hereby clarified that this agreement does not apply, and shall not apply to other technologies in other fields of activities that Hold Me developed and/or may develop in the future.

Appendix A of this agreement details future products and/or technologies that Hold Me may develop if it chooses to, and, at its sole discretion, Galileo shall have usage right to them subject to payment of all development expenses required for this purpose and subject to Hold Me receiving licensing fees and proceeds for them. It is hereby clarified that this does not apply to Hold Me any obligation and/or undertaking to develop these products and/or technologies and/or others.

4.11
Unless otherwise determined by Galileo, and without detracting from the aforementioned in paragraphs 4.4 above and 11 below, Hold Me will serve as the entity operating the applications in Israel, in accordance with the services requested by Galileo from Hold Me. If Hold Me serves as the operating entity as mentioned above, this shall be against payment of all Hold Me’s operation expenses for this purpose. It is hereby clarified that this paragraph does not apply to Hold Me any obligation and/or financial obligation in relation to the expenses incurred as a result of the operation of the technology and/or any of its parts in favor of Galileo and all related expense and/or incurred expenses shall be fully paid by Galileo. Notwithstanding the aforementioned, these operational expenses include, among other things:

4.11.1
Payment of compliance and regulation expenses, fulfillment of the requirements for the receipt of the aforementioned license in paragraphs 3.2.4 above, including employment of a compliance officer as required.

4.11.2	Payment of credit card clearance costs.
4.11.3	Payment of storage expense, maintenance, and operation of the application servers.
4.11.4
Payment for the connections and/or services received from third parties including bank services, trusts, financial operation, connection to the inter-bank clearance, development services, design services, etc.

4.11.5
It is hereby clarified that insofar as the clients of Galileo and/or the subsidiary companies in its shoes wishes to receive characterization and/or design and/or development services and/or these operation services and/or other for applications that will be developed for them - Hold Me will be entitled for a separate and additional payment for these services - as defined and agreed upon between the parties, and the payments detailed in this agreement do not constitute payment for these services.

4.12
Galileo undertakes to act according to the provisions of the law, and specifically regarding the laws and regulation of money laundering in Israel and the USA, instructions regarding commercial embargo policy, international sanctions, war on terrorism, etc.

4.13
Galileo undertakes not to violate the provisions of the American Foreign Corrupt Practices Act of 1977 regarding payment of bribery to singles and entities around the world for the promotion of its businesses.

4.14	Galileo undertakes to avoid exporting technology and/or services to entities and/or sates to which a trade embargo is applied and/or are to be applied by the governments of Israel and the USA.

4.15
Insofar as Galileo wishes to do so, and subject to any law, Hold Me will allow Galileo to act according to Hold Me’s contract agreement with their parties, including the credit card clearance agreement, attached as Appendix D to this agreement.

5.	Licensing of payment application systems and digital wallets

5.1
Galileo shall be entitled to use the technology developed by Hold Me for establishing digital wallets and payment applications for itself and/or for clients and entities with which it will enter into contract for this purpose (white label). In exchange for the receipt of license for the system’s technology to establish payment applications and digital wallets, Galileo shall pay Hold Me the following payment paragraphs:

5.1.1	Establishment fees of 800,000 NIS, which will be paid as follows:
5.1.1.1	100,000 NIS, which were paid to Hold Me prior to the signing of this agreement.
5.1.1.2	150,000 NIS will be paid within 3 months after the time of the signing of this agreement.
5.1.1.3	250,000 NIS will be paid within 6 months after the time of the signing of this agreement.
5.1.1.4	300,000 NIS will be paid within 9 months after the time of the signing of this agreement.

Galileo undertakes that it will act to recruit funds from the public to meet its obligations according to this agreement.

Galileo undertakes that upon the completion of recruitment of a cumulative sum of 3 million NIS, whether through private or public issuance, whether in one or several transactions, Galileo will make the payments mentioned in paragraphs 5.1.1.2 and 5.1.1.4 earlier and transfer them to Hold Me within 30 days from the day of the receipt of the aforementioned recruited sum.

It is hereby clarified that Galileo’s obligation to pay the establishment fees and other payments according to this agreement is independent, final and obligatory, and does not depend on a precondition and/or other entity, nor in the manner and scope of Galileo’s use of the technology or the scope of its commercialization.

5.1.2	Annual licensing fees that are to be paid starting from the second contract year (i.e., starting from 12 months after the time of the signing of this agreement), as follows:
5.1.2.1	During the second and third year of activity, a sum of 100,000 NIS per year.
5.1.2.2	From the fourth year of activity, a sum of 150,000 NIS per year.

It is hereby clarified that the licensing fees for the first year of activity are included in the establishment fees that Galileo will pay as detailed above.

The licensing fees shall be paid in one lump sum upon the commencement of each additional year of activity - starting from the commencement of the second year of activity. It is hereby clarified that the licensing fees do not include any development and/or services from Hold Me for which an additional and separate sum shall be paid as mentioned in paragraph 11 below.

It is hereby clarified that non-payment of the licensing fees shall constitute a fundamental breach of the entire agreement, which will entitle Hold Me to terminate the agreement, unless the breach is amended within 14 business days - and not only in relation to the technology license for building wallets as mentioned in this paragraph.

5.1.3
Proceeds of 12% of all income charged by Galileo and/or the subsidiary to be established from all clients and/or third parts throughout the period of the commercial contract between Galileo and the third party.

5.1.3.1
In this paragraph, ‘income’ includes the proceeds, rights, assets, and payment - whether in cash or cash value, whether directly or indirectly for all types of services and/or income models (establishment, operation, management, licensing, consultation, etc.) between Galileo and third parties including capital apartments such as compensation fees in lieu of the relationship between Galileo and the third party.

5.1.3.2	The proceeds shall be paid within 4 business days from the time of the receipt of the income by Galileo.

5.1.4	The parties hereby declare that Hold Me is in negotiation processes with several Israeli entities, including:
5.1.4.1	The Postal Bank
5.1.4.2	Mako-Keshet/ Easy application
5.1.4.3	Green Invoice
5.1.4.4	Bezek
5.1.4.5	ZizBank
5.1.4.6	Elezra Group (insurance training company, Alber, etc.)

5.1.4.7	Bituach Yashir Group and Mimun Yashir
5.1.4.8	PCS
5.1.4.9	Castro Group
5.1.4.10	Meitav Dash
It is hereby agreed that Hold Me will have a three-month period to complete formal contracts with these entities. If the aforementioned contract is completed in the framework of this period, Hold Me shall be entitled to receive 60% of the gross profit for these contracts.

It is hereby agreed upon that if the aforementioned period reaches its conclusion, or if Hold Me elects to divert these entities to a contract with Galileo for the establishment of a digital wallet and/or use of a digital wallet clearance technology in the businesses registers (the aforementioned PEY clearing house in paragraph 6), then Hold Me will be entitled to proceeds (as mentioned in the previous paragraph, 5.1.3 above and paragraph 6.1.1 below) at a rate of 20% of those mentioned in the aforementioned paragraphs.

5.1.5
If Agadir, with which Hold Me entered into a contract for the establishment of a digital wallet wishes to receive additional services and/or products that are not included in the original agreement of Hold Me with Agadir, as well as routine maintenance, then Galileo will be entitled to provide these services, provided that it chooses to do so, and Hold Me will be entitled to receive 60% of the profits as defined above.

6.	Licensing of a system for connecting payment applications, digital wallets, and clearance of payments from digital wallets (PEY clearing house)
6.1
Galileo shall be entitled to use the technology developed by Hold Me for clearing payments between various digital wallets and between the digital wallets and the businesses registers (the PEY clearing house) in Israel. In exchange for the receipt of license for connecting between the digital wallets and between the digital wallets and the businesses registers, Galileo will pay Hold Me the following:

6.1.1
Proceeds of 10% of all gross profits and/or the aforementioned profits of Galileo and/or the subsidiary to be established by it from all clients and/or third parties throughout the period of the contract between Galileo and the third party.

6.1.1.1
In this paragraph, ‘gross profit’ includes the proceeds, rights, assets, and payments - whether in cash or cash value, whether directly or indirectly for all types of services and/or income models (establishment, operation, management, licensing, consultation, etc.) between Galileo and third parties including capital apartments such as compensation fees in lieu of the relationship between Galileo and the third party. It is hereby clarified that in the framework of the calculation of the gross profit, indirect expenses, overhead, development expenses, operation, etc. shall not be calculated - only direct expenses and costs paid by Hold Me and/or Galileo to third parties for the transactions of the digital wallets clearance to businesses registers.

6.1.1.2
Every two calendar months, Galileo will forward to Hold Me a detailed report of all income generated during the preceding calendar month, as well as the direct expenses related to its generation. Galileo will forward to Hold Me the proceeds paid to it for the preceding calendar month, plus VAT according to law, within 3 workdays after their receipt.

6.2
The parties hereby agreed that if Hold Me signs a CLC agreement with Shva company, then subject to any law and/or agreement and the contractual and/or legal possibility to do so, Hold Me shall assign the agreement to Galileo or alternately, shall allow Galileo to act according to it, the provisions, obligations, and limitations that apply to Hold Me in the agreement. It is hereby clarified and agreed that in the aforementioned case, Galileo will bear all expenses, costs and/or obligations according to the aforementioned agreement and/or required for its execution.

7.	Applications licensing
7.1
Galileo shall be entitled to market and commercialize in Israel the applications developed by Hold Me and make changes and/or additions as it deems fit. In exchange for the receipt of a license for the application developed by Hold Me, Galileo will pay Hold Me the following:

7.1.1	Establishment fees of 100,000 NIS, which will be paid as follows:
7.1.1.1	50,000 NIS will be paid within two months after the time of the signing of this agreement.
7.1.1.2	50,000 NIS will be paid within three months after the time of the signing of this agreement.

It is hereby clarified that Galileo’s obligation to pay the establishment fees is independent, final, and obligatory, and does not depend on a precondition and/or other factor, nor in the manner and scope of Galileo’s use of the technology or the scope of its commercialization.

7.1.2
Proceeds of 10% of all gross profits and/or the aforementioned profits of Galileo and/or the subsidiary to be established by it from all clients and/or third parts throughout the period of the commercial contact between Galileo and the third party.

7.1.2.1
In this paragraph, ‘gross profit’ includes the proceeds, rights, assets, and payment - whether in cash or cash value, whether directly or indirectly for all types of services and/or income models (establishment, operation, management, licensing, consultation, etc.) between Galileo and third parties including capital payments such as compensation fees in lieu of the relationship between Galileo and the third party. It is hereby clarified that in the framework of the calculation of the gross profit, indirect expenses, overhead, development expenses, operation, etc. shall not be calculated - only direct expenses and costs paid by Hold Me and/or Galileo to third parties for the transactions of the digital wallets clearance to businesses registers.

It is hereby clarified that insofar as Galileo uses these applications to sell products and/or other services in the future (whether developed and/or supplied by Hold Me or by a third party) such as: insurance Products, pension savings, investments, pension services, etc. - then Hold Me shall be entitled also for 10% of Galileo’s gross profit from these future products. Hold Me undertakes to assist in the integrations required for the additional products and/or third parties against payment for the development and integration services required for this purpose.

7.1.2.2
On the 5th of every calendar month, Galileo will forward to Hold Me a detailed report of all income generated during the preceding calendar month, as well as the direct expenses related to its generation. On the 10th of every month, as mentioned above, Galileo will forward to Hold Me the proceeds paid to it for the preceding calendar month, plus VAT according to law.

7.2
Hold Me will deliver to Galileo the domains and marketing websites it developed for the aforementioned applications. Galileo will bear every expense and/or cost in relation to the maintenance and operation of the domains and the websites.

8.	Use of commercial agreements for clearance of credit cards (concentrator)
8.1	In exchange for the receipt of the right to offer credit card clearance services to businesses in the framework of Hold Me’s incorporating activity, Galileo will pay Hold Me the following:

8.1.1
Proceeds of 25% of all gross profits generated by Galileo and/or the subsidiary to be established by it from the sale for the clearance services from all clients and/or third parts throughout the period of the commercial contact between Galileo and the third party.

8.1.1.1
In this paragraph, ‘gross profit’ includes the proceeds, rights, assets, and payments - whether in cash or cash value, whether directly or indirectly for all types of services and/or income models (establishment, operation, management, licensing, consultation, etc.) between Galileo and third parties, including capital payments such as compensation fees in lieu of the relationship between Galileo and the third party minus direct related expenses/cost only. It is hereby clarified that in the framework of the calculation of the gross profit, indirect expenses, overhead, development expenses, operation, etc. shall not be calculated - only direct expenses and costs paid by Hold Me and/or Galileo to third parties for the transactions of the digital wallets clearance to businesses registers.

8.1.1.2
On the 5th of every other month, Galileo will forward to Hold Me a detailed report of all income generated during the preceding calendar month, as well as the direct expenses related to its generation. On the 10th of the aforementioned billing month, as mentioned above, Galileo will forward to Hold Me the proceeds owed to it, plus VAT according to law.

8.2
It must be clarified that the aforementioned clearance services are provided according to agreements made between Hold Me and Isracard and/or PayMe. Hold Me will allow Galileo to operate as its branch for the sale of the aforementioned clearance services.

9.	Warranty coverage

9.1
Hold Me shall not be deemed as the owners of the information and data accumulated as a result of the provision of the services and/or commercialization of the technology. Galileo shall be subject to any law and/or provision regarding the manner of safeguarding, security, use and operation required for handling the information and data as mentioned above, including regarding the privacy protection laws, information confidentiality, databases, money laundering, etc.

9.2
Moreover, the technology was tested and found to be functional and operative. It must be clarified that it may have bugs and/or inadequacies. Hold Me clarifies that the software is not clear of failures and/or defects, and this agreement and/or any of its provisions and/or other do not provide any guaranty, representation and/or undertaking that the software is clear of defects, bugs and/or inadequacies. Galileo and anyone on its behalf shall operate carefully and professionally, and conduct routine, professional independent tests for the services, features and/or capabilities of the technology and its use. The technology and the entire API are provided ‘as is’. Hold Me undertakes to act to its best ability and with reasonable means to amend any failure and/or inadequacy discovered in the technology within a reasonable timeframe, and in any case, the amendment of the failure shall be amended as soon as possible, and in any case, no later than one workday. It must be clarified that Hold Me’s obligations according to this paragraph for the amendment and/or provision of services shall apply solely to the technology provided by it and shall not apply if Galileo changes and/or adds additional developments of Galileo or anyone on its behalf.

9.3
Hold Me shall not be liable and/or responsible to Galileo or to any third party whatsoever for damages apparently caused by failures, inadequacies, bugs and/or errors discovered in the software - unless it was positively and unequivocally proven that the company’s technology in its original condition is the direct exclusive cause for all damages as mentioned above, and that it could not have been prevented even if Galileo had conducted proper professional tests for this issue.

9.4
In any case, Hold Me (or any of its directorate members, its functionaries, partners, representatives, or workers) shall not bear the responsibility for any consequential, indirect, special or penalty damages derived from the technology or the API or in relation to them. The liability of Hold Me (or any of its directorate members, functionaries, partners, representatives or workers) according to this agreement shall not exceed the actual sum paid by Galileo to Hold Me according to this agreement.

9.5
Each party shall compensate the second party for any suit and/or expense and/or liability against the damaged party as a result of the services and/or products offered by Galileo to its clients, including, but not limited to, any claim that the applications developed by any of the parties violate the intellectual property rights of any third party. In the case of a lawsuit, as mentioned above, the violation party will bear all legal expense and defense management expense of the harmed party, as well as any expenses and/or payment applied to them in the framework of any judicial decision.

10.	Audit rights

10.1
Every two months, the parties shall forward reports to each other in relation to the scope of activities, use, and derived income and profits, to calculate the proceeds owed to Hold Me for commercialization of the technology and/or use of the agreements of Hold Me.

10.2
Every 6 months of activity, Galileo shall supply to Hold Me, at its expense, a certificate made and signed by Galileo’s accounting firm, detailing and auditing all sums of income and gross profits required for the calculation of the proceeds according to all paragraphs above in relation to the aforementioned technology parts.

10.3
Hold Me shall have the rights to demand additional auditing by an accounting firm on its behalf once a year. It is hereby agreed upon that if Hold Me decides on the execution of the aforementioned audit and if discrepancies exceeding 5% are found between the findings of the different accountants - Galileo shall bear the expense of the additional audit conducted.

10.4
In addition, if at any stage whatsoever, a concern is raised by Hold Me that the reports and/or current bills and/or routine activities between the parties are lacking and/or problematic - it  shall be entitled to conduct an immediate audit, and not only at the conclusion of every year of activity. If it is found that the aforementioned audit was justified - Galileo shall bear its costs.

11.	Consultation and development services by Hold Me

11.1
It is hereby clarified that Hold Me’s obligations and undertaking according to this agreement are limited to granting Galileo a right to act for the commercialization of the technology as mentioned above. Hold Me and anyone on its behalf are not bound to any development, consultation, management and/or other service. It is hereby clarified that Hold Me shall provide to Galileo training services in relation to the technology of up to 5 workdays. Insofar as Galileo wishes to provide development/consultation/management and/or any other service, it shall contact Hold Me in this regard and subject to the parties’ agreement in relation to the nature, quality and scope of the requested services and their payment, the parties shall formulate separate agreements for this purpose.

11.2
Hold Me undertakes to participate in sale and/or investment and/or recruitment meetings lasting up to 24 hours without additional charge. In the event that Galileo wishes that a representative on the behalf of Hold Me participates in additional meetings, Hold Me shall be entitled to payment in the sum of 1500 NIS for each meeting, plus VAT. It is hereby clarified that in any case, these meetings’ time and schedules shall be coordinated in advance with Hold Me.

11.3
Notwithstanding its confidentiality obligation, Galileo may carry out development work by itself and/or anyone on its behalf and at its expense based on the technology, applications, digital wallets, etc. - for itself and/or for its clients. Insofar as Galileo and/or its clients wish to make changes in the capabilities and/or development of features and new capabilities, Galileo may request that they be carried out by Hold Me and/or anyone on its behalf according to a characterized request delivered by Galileo and/or anyone on its behalf and subject to payment for these changes as directed by Hold Me after the receipt of the aforementioned request for developments.

11.4
Alternately or in addition, if Galileo wishes so, Hold Me will supply to Galileo development, maintenance, QA and other services - by its team of developers and/or anyone on its behalf. It is hereby clarified that if Galileo wishes so, the parties shall sign a separate services and development agreement.

11.5
Hold Me’s development services shall be quoted in advanced according to a detailed and obligatory characterization of Galileo and/or anyone on its behalf. Alternately, unless otherwise agreed in writing by the parties, Hold Me shall provide Galileo an experienced development team, knowledgeable in the technology, which will develop for Galileo capabilities as it may demand from time to time and as it will instruct the team. The development rates shall be as instructed by Hold Me from time to time.

11.6
Insofar as the parties wish so, the parties shall negotiate for the receipt of general consultation services, including regarding business development, management of development teams, commercial agreements, etc., which Hold Me will grant Galileo.

12.	Sales bonus
12.1
If after the signing of this agreement and for an unlimited period, a ‘transaction’ is carried out, as defined below, Hold Me shall be entitled to a bonus of 15% of the total payment received in the framework of the transaction, minus the actual establishment fees paid as detailed in paragraph 5.1.1 above and the actual establishment fees, as detailed in paragraph 7.1.1.

In this paragraph, a ‘transaction’ means selling of a share, issuing a share, sale of a business activity, etc., whether in one transaction or in a series of transactions, including each one of the below:

a.	A transaction in the framework of which Galileo’s control and/or its subsidiary is sold to a third party.
b.	A transaction in the framework of which Galileo and/or its subsidiary merge with another company - including reverse merging.
c.	A transaction in which the subsidiary is issued in a stock exchange in Israel or abroad.
d.	A transaction in the framework of which most (or more) of its assets and/or business activities are sold to a third party.
e.	A transaction in the framework of which a subsidiary’s shares are sold, including Hold Me’s activity
f.	A transaction and/or series of transactions after which the subsidiary ceases to be under the full ownership of Galileo.

In this paragraph, ‘exchange’ means the total payments, rights, assets, share - whether in cash or cash value, received in the framework of the transaction by Galileo and/or by its shareowners. In cases in which an exchange is not received  - the bonus shall be calculated as 15% of the total value of the subsidiary that includes the activity.

12.2
Upon Galileo’s and/or its subsidiary’s achievement of an overall cumulative gross profit of 50 million NIS for the commercialization of the technology, Hold Me shall be entitled to receive a bonus at a rate of 3% of the total aforementioned gross profit.

13.	Investment option in Hold Me
13.1
Galileo is granted the option to invest up to 4 million NIS in Hold Me via a convertible loan for a period of 9 months after the date of the signing of this agreement. The investment sums shall serve for Hold Me’s routine business activity.

13.2	The investment shall be made through a convertible loan:

13.2.1
If Hold Me signs a capital raising agreement for 500,000 USD or more with a third party, during the period commencing on the time of to receipt of the convertible loan and ending 12 months later, the loan shall be converted automatically to a regular Hold Me share in the framework of the same capital raising, so that Galileo receives a discount at a rate of 20% of the price for the share paid by the investor in the framework of the aforementioned investment agreement.

13.2.2
In the event that the company does not sign an investment agreement during the aforementioned period, the loan shall be converted to the company’s regular shares according to company value as agreed between the parties through negotiation in good faith. Insofar as the aforementioned agreement is not made, the company’s value shall be calculated by an independent value assessor.

14.	Confidentiality
14.1
Confidential information in this agreement is any information which Hold Me may forward to Galileo form time to time in any way whatsoever (including in writing, in magnetic media or in any other tangible way, as well as orally or visually).

14.2
Galileo will control access to the confidential information, protect its confidentiality and prevent unauthorized use of this information - at least in the same level of confidentiality, caution, and strictness it exercises for its own information, but in any case, no less than a reasonable level of confidentiality, caution, and strictness.

14.3
Galileo shall not disclose to any third party whatsoever confidential information received from Hold Me, unless the aforementioned disclosure to a third party and/or its workers and/or anyone on its behalf is required for the objective detailed in this agreement, and in the aforementioned case, Galileo shall be responsible for every third party and/or its workers and/or anyone on its behalf as mentioned above, sign a confidentiality agreement with Hold Me, and maintain confidentiality of information. In the event that Galileo or a development entity on its behalf violate this obligation, Galileo shall be solely and exclusively responsible for all damages caused to Hold Me as a result.

14.4
Galileo shall be entitled to use the confidential information received for its review and assessment to examine the possibilities and objectives as indicated in this agreement and in the framework of the cooperation between it and Hold Me, and not for any other purpose (hereinafter: “the Objective”).

14.5	Galileo’s obligation to maintain confidentiality and restrict use as detailed above shall not apply or shall cease to apply, as relevant, to any part of the confidential information which -
14.5.1	Constitutes general knowledge at the time of the signing of this agreement or after the signing of this agreement, which did not result from a deed or omission on behalf of Galileo.
14.5.2	Was at possession of Galileo prior to the date of the signing of this agreement as stated in written evidence.
14.5.3
Galileo received, after the time of the signing of this agreement, from a third party, which to Galileo’s knowledge, was not bound at the time of delivery to the company to a confidentiality obligation to Hold Me.

14.5.4
Its disclosure is required from the company in accordance with an order or instruction of a competent authority, and provided that Galileo notifies Hold Me immediately regarding the receipt of the aforementioned order or instruction.

14.6	All rights to the information are and shall be granted at any time and for all matters and purposes to Hold Me only.

14.7
All documents, magnetic media, and other tangible means in which the confidential information is forwarded to Galileo, are, and shall be at all times and for all matters and purposes under the sole ownership of Hold Me and shall be deemed as lent to Galileo for the purposes of this agreement. Galileo shall not copy nor duplicate in any other way the documents and/or any other means as mentioned above, unless for the purposes of this agreement.

14.8
It is hereby agreed that Hold Me shall have the ownership rights, property rights, and rights of any type whatsoever to any products whatsoever which will be developed or considered as a result of this contract and it shall be entitled to handle these products as the owner, including use them, sell them and/or part of them to others and/or publish them and/or make changes and additions in them at its sole discretion (hereinafter: “the Products”).

14.9
Galileo shall not forward to any third party whatsoever any copy of these Products and their associated documentation or for any part thereof, shall not publish, sell, market, nor make any other use of the aforementioned Products without the advance written consent of Hold Me.

14.10
The parties hereby agree that in the event that any of the parties wishes to distribute or publish a notice to the press and/or any other notice, the aforementioned notice shall be phrased by them and coordinated by the parties and distributed only after the receipt of the explicit consent of both parties. This does not compromise the obligations of any of the parties to forward any report and/or notice required from them according to any law.

14.11
Hold Me has the right to disclose the fact that Galileo is using the API or technology, including by displaying Galileo’s name and Galileo’s clients names and logos on Hold Me’s website, as well as other marketing content.

15.	Completion of transaction

15.1
The transaction shall be completed on 19.12.2019 or on any other delayed date agreed in advance and in writing between the parties (hereinafter: “the Date of Completion”), at the location agreed between the parties via phone, a week prior to completion.

15.2
Hold Me undertakes that starting from the date of the signing of this agreement and until the completion of all activities derived from it, it shall not undertake any agreement or anything that contradicts this agreement.

15.3	Activities to be carried out by the Date of Completion and/or on it
On the Date of Completion and/or by the Date of Completion, as relevant - the following activities shall be carried out simultaneously, and shall be conditioned upon the execution of all other activities:

15.3.1	Completion of appendix C of this agreement, regarding activity outside of Israel
15.3.2	Galileo shall open a storage account in amazon’s servers.
15.3.3	Galileo shall open a key account on Apple Appstore.
15.3.4	Galileo shall open a key account on Google Play.

16.	Intellectual property
16.1
It is hereby clarified and agreed between the parties that all ownership and intellectual property rights to the technology and all improvements and their derivatives as may be from time to time  shall remain in the exclusive possession of Hold Me. This agreement does not assign and/or grant intellectual property rights as mentioned above to the technology to Galileo and/or anyone on its behalf unless otherwise stated in, and subject to this agreement.

16.2
Notwithstanding Galileo’s rights according to this agreement, Hold Me shall be entitled to use all of the technology and/or any of its parts and commercialize them, in their present condition and/or after making changes and/or updates in them - and in any other way whatsoever in favor of any other entity whatsoever. Unless otherwise explicitly indicated, this agreement does not limit Hold Me in changing the technology and acting in any way it deems fit to commercialize  it.

16.3	The ownership and intellectual property rights of Galileo to services and/or Products it will develop (applications) based on the technology will be under the ownership of Galileo only.

17.	Exhaustive agreement
17.1
This agreement, upon its signing, exhausts all agreements between the parties and terminates any previous agreement, understanding or obligation, if any, between the parties and/or any of them - in writing or orally, explicitly and/or implied, starting from the signing of this agreement.

17.2
The parties hereby undertake to act in full cooperation for the completion of this transaction, its execution and operation of the company, and to act out of integrity, good faith, and loyalty to the other parties.

17.3
Subject to the exclusive usage right of Galileo to the technology in Israel, it is hereby clarified that this agreement does not prevent and/or limit Hold Me’s rights to the technology, as well as its rights to sell, assign, credit and/or grant license and/or usage right to the technology and/or any of its parts to any other third party, whether with or without payment.

17.4
It is hereby clarified that Galileo and/or the subsidiary in its shoes shall bear all costs and/or routine expenses for the maintenance of the technology for their clients and/or for themselves, requested changes, as well as payment to third parties, including to relevant service providers, etc.

17.5
It is hereby clarified that Galileo’s charges and obligations according to this agreement do not depend on, nor are conditioned upon the scope and/or use of the technology and/or any part thereof - whether for itself or for third parties.

17.6	Galileo does not and shall not be entitled to assign the agreement to any third party whatsoever, unless to a subsidiary under its full ownership.

17.7	The dates stipulated in this agreement constitute its principles and constitute a significant and main aspect of it.

18.	Period and termination of the agreement

18.1
Subject to the fulfillment of the parties’ obligations according to the agreement and according to any law, this agreement shall be valid from the day of its signing onward, without a time limit, unless terminated according to law.

18.2
If a party to the agreement makes a fundamental breach that is not amended within 30 days, the harmed party shall be entitled to terminate the agreement. The termination of the agreement shall not compromise the rights of third parties formulated prior to the termination. It is hereby agreed that the entire agreement is deemed as one unit and cannot be terminated and/or operated partially in relation to any of the technology. Violation of any of the payment paragraphs detailed above shall entitle Hold Me to terminate the entire agreement.

18.3
In addition, Hold Me shall have the right to terminate the contract permanently in any case in which there is a real concern of a criminal offense being committed by Galileo and/or the subsidiary and/or any of their managers including, and notwithstanding the aforementioned, regarding fraudulent crimes, breach of trust, bribery, etc. In the aforementioned case, the termination will be with immediate effect.

18.4
If Hold Me terminates the agreement due to a violation on behalf of Galileo and/or the subsidiary or anyone on their behalf, then despite the termination, Hold Me shall be entitled to receive the entire payment stipulated in paragraphs 5,6,7 for all their sub-paragraphs, specifically the establishment fees for any of the technology's parts - despite the termination. In the aforementioned case, there shall be no return obligation for the establishment fees that were paid and/or were supposed to be paid, and the termination of the agreement shall not compromise Galileo’s obligation to continue paying the full establishment fees for the various technology parts, fully. In addition, Hold Me shall be entitled to terminate and/or cancel general and maintenance services, act as owners regarding every server, service, asset, rights, account, etc., related to the technology and/or relevant for its operation.

18.5
In the case of a termination as mentioned in paragraph 18.4, all clients and business activities created and/or accumulated by Galileo shall be forwarded to Hold Me and Galileo shall not be entitled to any compensation and/or reward for this matter.

18.6
Notwithstanding the aforementioned, the parties hereby agree that this agreement shall be concluded if a receiver and/or liquidator is appointed for Galileo and/or the subsidiary (including a temporary one), and/or a trustee was appointed for its/their property, and/or if there is a reasonable concern that they may not be able to fulfill the financial and other obligation according to this agreement.

18.7
It is hereby agreed that if Galileo does not sign a commercial agreement with a client within 24 months after the signing of this agreement, the agreement shall be terminated. In the aforementioned case, all rights granted to Galileo according to this agreement shall be returned to Hold Me. It is hereby clarified that in the aforementioned case, Galileo shall not be entitled to receive any return, refund, or payment for the aforementioned termination.

18.8
If Hold Me wishes to raise funds in the Israeli stock market, this shall be done with advance, written consent, under the conditions agreed with Galileo. The aforementioned does not limit Hold Me’s right to raise funds in stock markets outside of Israel, or in any private issuance whatsoever.

19.	Remedies and reliefs

19.1	The Provisions of the Contracts (Remedies for Breach of Contract) Law of 1970 shall apply to this agreement.

19.2
It is hereby agreed upon by the parties that the provisions of paragraphs 3,4,5,6,7,8,9,10,11,12,13,14,16, and 18 are fundamental to this contract. To remove all doubt, it is hereby clarified that the dates stipulated in this agreement are fundamental.

20.	Negotiation in the case of a dispute

20.1
It is hereby agreed that if a dispute and/or disagreement arises between the parties regarding this agreement and/or anything derived from it, then the parties undertake to hold at least 2 negotiation meetings for solving the dispute between them before turning to legal proceedings.

20.2
If upon the conclusion of both of the aforementioned meetings the parties do not reach an agreement regarding their dispute, each one of them shall be entitled to turn to legal proceedings to inquire about its legal rights.

21.	Miscellaneous

21.1	All sums detailed in this agreement, including establishment fees, licensing fees, proceeds and/or other payments do not include VAT, if and insofar as VAT shall apply to them.

21.2	This agreement substitutes any previous agreement and/or contract between the parties, including the memorandum of understanding from the 8th of November 2019, which is hereby terminated.

21.3	The parties agree that the Israeli substantive law shall apply to this agreement and the Tel Aviv court shall have exclusive jurisdiction in Israel over any dispute related to it.

21.4	The addresses of the parties are as detailed in the preface of this agreement.

21.5
Every extension and/or delay and/or use of arbitration and/or reliefs and/or rights granted to a party according to this agreement - shall not be deemed as the relinquishment of this party of its rights as detailed in this agreement.

21.6	This agreement and/or any of it paragraphs and/or provisions do not constitute an agreement in favor of any third party whatsoever.

21.7
Each of the individuals of the parties to this agreement declares and confirms that he read and/or reviewed this agreement by himself and/or via a lawyer on his behalf and that he has no, and shall have no claims against any of the parties and/or their lawyers regarding anything related to this agreement and/or his representation in the transaction.

21.8	Any change in the provisions of this agreement shall be valid only if made in advance and in writing and signed by the parties to this agreement.

21.9
Any notice sent by one party to the other shall be deemed as received 3 business days after the delivery of the notice via registered mail from a post office in Israel, or immediately if sent via facsimile or email, and the sender ensures receipt and documents the receipt and the receiver of the notice, as well as the date and time of receipt.

In witness whereof the parties have affixed their signatures

/s/ Menachem Shalom	illegible signature
Hold Me Ltd.	Galileo Tech Ltd.

Appendix - Possible Future Developments

1.	Register for businesses (code purchase + its adaptation to Hebrew + adaptation to the local market in terms of regulation)

2.	Application for money saving plans (requires completion of development)

3.	Application for business owners/freelancers (invoice + pockets for taxes) (requires completion of development)

4.	Application for investment in securities (characterization and preliminary licensing work were completed >> requires completion of development)

5.	Provision of private loans+ loans to businesses (requires licensing of the credit service provider + completion of development)

6.	International money transfer services (Transpay)

7.	Connection to crypto coin stock exchanges

Future possible integrations

1.	Tax authorities for tax payments

2.	Bank payment applications (Paybox, Pepper, Bit)

3.	Shva (CLC)

4.	Change software/Post Bank - enable cash deposit to digital wallets

5.	Service bureau for bank standing orders (an agreement was formulated and an approval provided - integration and implementation are required)

Agreements

1.	Isracard

2.	Development companies (Empower, Assembly, Qdesk, Perfected Tech, AXON)

3.	IPOS